Exhibit 21.1

List of Subsidiaries of Registrant

BioLargo Life Technologies, Inc., a California corporation

ONM Environmental, Inc., a California corporation

Clyra Medical Technologies, Inc., a California corporation*

BioLargo Water Investment Group, Inc., a California corporation

BioLargo Water, Inc., a Canadian corporation**

BioLargo Development Corp., a California corporation

BioLargo Engineering, Science & Technologies, LLC, a Tennessee limited liability company*

* BioLargo owns less than 100% of the ownership interests in this entity.

** A wholly owned subsidiary of BioLargo Water Investment Group, Inc.